EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                                               Three months
                                                               ended March 31,
                                                             1997          1996
                                                           -------       -------

Net earnings                                               $ 6,231       $ 2,571
                                                           =======       =======

Weighted average shares:
     Common shares outstanding                              27,945        24,658

     Common equivalent shares issuable
       upon exercise of employee stock
       options (1)                                             708           751
                                                           -------       -------

     Total weighted average shares
       - primary                                            28,653        25,409

     Incremental common equivalent
       shares (calculated using the higher
       of the end of period or average
       fair market value (2)
                                                           -------       -------

     Total weighted average shares -
       fully diluted                                        28,653        25,409
                                                           =======       =======

Net earnings per common
  and equivalent share                                     $   .22       $   .10
                                                           =======       =======
Net earnings per common share -
 assuming full dilution                                    $   .22       $   .10
                                                           =======       =======

Notes:
(1) Amount calculated using the treasury stock method and average fair market values.
(2)  The  calculation is submitted in accordance with Regulation S-K Item 601(b)
     (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
                                       16